EXHIBIT 99.1

[PACIFICARE HEALTH SYSTEMS LETTERHEAD]

News Release

CONTACT:	Ben Singer Media Relations (714) 825-5120	Suzanne Shirley Investor Relations (714) 825-5491

FOR IMMEDIATE RELEASE

PacifiCare Health Systems Names Joseph S. Konowiecki
Executive Vice President and General Counsel

     SANTA ANA, Calif., Jan. 7, 2002 – Santa Ana, Calif. — PacifiCare Health Systems, Inc. (Nasdaq: PHSY), today announced that Joseph S. Konowiecki has assumed the full-time position of executive vice president and general counsel for the company. Since 1979, Konowiecki has served as an independent legal counsel to PacifiCare while heading the Los Angeles-based law firm, Konowiecki & Rank (K&R). In his new role, he will be responsible for legal and corporate affairs and state and federal regulatory compliance as well as leading strategic initiatives. He will report to PacifiCare President and CEO Howard Phanstiel at the company’s Santa Ana headquarters.

     Konowiecki has broad and extensive experience in the health care sector, where he has represented nonprofit and proprietary hospitals, preferred provider organizations (PPOs), full-service and specialty HMOs and all forms of medical groups. He has led many business combinations throughout his career, including PacifiCare’s $2.7 billion acquisition of FHP International in 1997.

     He is licensed to practice law in California and in Washington, D.C., and graduated with a Juris Doctor degree from the University of California Hastings College of Law in 1978. He graduated magna cum laude with a Bachelor of Arts degree from the University of California, Los Angeles.

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PacifiCare/Konowiecki, EVP & General Counsel
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     “Throughout his relationship with PacifiCare Joseph has provided strategic counsel and perspective that has helped us grow from a California-based HMO company to a leading player in health care today,” said Phanstiel. “His commitment to our strategic plan and the experience he brings to health care overall will greatly assist us in the transformation of the company to a consumer health care organization.”

     “I am pleased to accept this new position,” Konowiecki said. “Health care and PacifiCare are undergoing tremendous change, and I look forward to joining Howie and the Board in their efforts to expand PacifiCare’s role in the dynamic health care marketplace. At the same time, I’m sad to be leaving my association with K&R, but am confident that its partners and staff will continue to provide the dedicated and results-oriented service and counsel to clients that has been its hallmark.”

     Dedicated to making people’s lives better, PacifiCare Health Systems is one of the nation’s largest consumer health care companies with $12 billion in revenues. Primary operations include health insurance products for employer groups and Medicare beneficiaries in eight states and Guam. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services and pharmacy benefit management. More information on PacifiCare Health Systems can be obtained at www.pacificare.com.

NOTE TO EDITORS: Photo of Joseph Konowiecki is available at www.pacificare.com

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